Exhibit 99.1

PRESS RELEASE

North American Scientific Signs Definitive Agreement to Divest Non-Therapeutic Product Line

Chatsworth, CA - September 3, 2008 - North American Scientific, Inc.
(Nasdaq: NASM) announced today that it has entered into a definitive agreement to sell its Non-Therapeutic Product Line to Eckert & Ziegler Isotope Products, Inc. The product line includes radiation sources and standards used in a variety of areas for calibration, measurement, analysis and control. The transaction is valued at approximately $6 million and is subject to customary conditions with an expected close by September 5, 2008.

"This divestiture allows us the opportunity to focus solely on growing the therapeutic areas of our business with our Prospera and ClearPath product lines for local radiation treatment for the prostate and breast cancer patient, while also providing the Company with important non-dilutive capital to invest in ongoing operations", said John Rush, President and CEO of North American Scientific. "Eckert and Ziegler is a market leader in the non-therapeutic radioisotope business. They will serve our customers as well or better than we would be capable of moving forward. This transaction is a win-win for all involved".

“Eckert + Ziegler Isotope Products is very excited to be adding NASM Sealed Source portfolio to our own. NASM has many outstanding technologies that perfectly complement EZIPs. With the addition of the Featherlite™ to Perflexion™, we believe that we have the two leading product technologies for Co57 Flood Sources.”; Said Frank Yeager, President & CEO of Eckert + Ziegler Isotope Products.

About North American Scientific

North American Scientific, operating under the name NAS Medical, is a leader in applying radiation therapy in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include Prospera(r) brachytherapy seeds and SurTRAK(tm) needles and strands used primarily in the treatment of prostate cancer. In addition, the Company has been gaining clinical experience with its first generation ClearPath(tm) multi-channel catheter breast brachytherapy devices since 2007, and intends to launch the second generation devices in 2008. They are the only such devices approved for both high dose and continuous release, or low dose, radiation treatments. The devices are designed to provide flexible, precise dose conformance and an innovative delivery system that is intended to improve the delivery of brachytherapy for the treatment of breast cancer. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company's filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.